Exhibit 8.1

609 Main Street
Houston, TX 77002
United States
Telephone:		Facsimile:
+1 713 836 3600		+1 713 836 3601
www.kirkland.com

May 19, 2022

Whiting Petroleum Corporation

1700 Lincoln Street, Suite 4700

Denver, Colorado 80203

Ladies and Gentlemen:

We have acted as counsel to Whiting Petroleum Corporation, a Delaware corporation (“Whiting”), in connection with the Mergers, as defined in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 7, 2022, by and among Whiting, Oasis Petroleum Inc., a Delaware corporation (“Oasis”), Ohm Merger Sub, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Oasis (“Merger Sub”), and New Ohm LLC, a Delaware limited liability company and direct, wholly owned Subsidiary of Oasis (“LLC Sub”). All capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the Form S-4 by Whiting with the Securities and Exchange Commission (File No. 333-264550) (the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof (“Proxy Statement/Prospectus”), we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Registration Statement, including the Proxy Statement/Prospectus; (iii) the statements and representations made by or on behalf of Whiting, Oasis, Merger Sub, and LLC Sub in the officer’s certificates of Whiting and Oasis (the “Officers’ Certificates”), dated as of the date hereof and delivered to us for purposes of this opinion; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

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Whiting Petroleum Corp.

May 19, 2022

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Mergers will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Whiting, Oasis, Merger Sub, and LLC Sub in the Merger Agreement and the documents referenced therein, the Registration Statement and the Officers’ Certificates are and, at all times up to the LLC Sub Merger Effective Time, will continue to be true, complete and correct; (4) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Whiting, Oasis, Merger Sub, and LLC Sub in the Merger Agreement and the documents referenced therein, the Registration Statement and the Officers’ Certificates that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to the LLC Sub Merger Effective Time, will continue to be true, complete and correct as though not so qualified; (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and including the LLC Sub Merger Effective Time, there will be no plan, intention, understanding or agreement; and (6) Whiting, Oasis, Merger Sub, and LLC Sub will report the Mergers for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct at all times up to the LLC Sub Merger Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

Our opinion is based on the Code, the Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Whiting Petroleum Corp.

May 19, 2022

Based upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, for U.S. federal income tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Mergers. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP